Exhibit 10.6

PURCHASE AND SALE AGREEMENT

330 Commerce Street

Nashville, Tennessee

BETWEEN

Ferrari Partners, L.P., a Georgia limited partnership

AS SELLER

AND

Wells Mid-Horizon Value-Added Fund I, LLC,

a Georgia limited liability company

AS PURCHASER

October 3, 2007

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(continued)

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(continued)

LIST OF EXHIBITS

Exhibit 1.1.1 Legal Description
Exhibit 1.1.3 Inventory of Personal Property
Exhibit 1.1.6 Schedule of Leases and Security Deposits
Exhibit 3.1.1 Due Diligence Documents
Exhibit 3.1.9 Form of Required Tenant Estoppel
Exhibit 3.1.10	Form of Required Landlord Estoppel
Exhibit 3.1.11	Form of Required REA Estoppel
Exhibit 3.3 Schedule of Contracts
Exhibit 9.2.1 Form of Special Warranty Deed

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(continued)

Page
Exhibit 9.2.2	Form of Bill of Sale
Exhibit 9.2.3	Form of Assignment and Assumption of Leases
Exhibit 9.2.4	Form of Assignment and Assumption
Exhibit 9.2.6	Form of FIRPTA Affidavit
Exhibit 9.2.7	Form of Tenant Notice Letter
Exhibit 11.16	Audit Letter

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TERM SHEET

PURCHASER:	Wells Mid-Horizon Value-Added Fund I,
LLC, a Georgia limited liability company

NOTICE ADDRESS:	6200 The Corners Parkway
Suite 250
Atlanta, GA 30092
Attention: Keith Willby, Senior Vice
President
Phone: (770) 243-8446
Fax: (770) 243-8199

With a copy to:	McGuireWoods, LLP
1170 Peachtree Street, Suite 2100
Atlanta, Georgia 30309
Attention: Stephen D. Peterson
Phone: (404) 443-5719
Fax: (404) 443-5764

SELLER:	Ferrari Partners, L.P.

NOTICE ADDRESS:
357 Riverside Drive, Suite 230A
Franklin, TN 37064
Attention: Chad M. Ferrari
Phone: (615) 591-2727
Fax: (615) 591-2722

With a copy to:	Gullett, Sanford, Robinson, and Martin
PLLC
315 Deaderick Street, Suite 1100
P.O. Box 198888
Nashville, TN 37219-8888
Attention: Wesley D. Turner
Phone: (615) 244-4994
Fax: (615) 256-6339

PROPERTY:	330 Commerce Street
Nashville, Tennessee

PURCHASE PRICE:	$14,150,000.00

APPROVAL DATE:	Thirty (30) days after the Effective Date
hereof

CLOSING DATE:	Forty-five (45) days after the Effective Date hereof

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of the          day of October, 2007 (the “Effective Date”), is made by and between Ferrari Partners, L.P., a Georgia limited partnership (“Seller”), and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Purchaser”).

RECITALS:

Seller desires to sell certain improved real property commonly known as 330 Commerce Street, Nashville, Tennessee, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	THE PROPERTY.

1.1   Description.   Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):

1.1.1    Certain air rights consisting of approximately 3,200,912 cubic feet lying directly above a site containing .71 acres of real property (such air rights being hereafter referred to as the “Air Rights”) located in Nashville, Tennessee and more specifically described in Exhibit 1.1.1 attached hereto, which includes four (4) floors of office space together with two (2) floors of the nine (9) story parking garage located underneath the Air Rights space;

1.1.2    The building consisting of a four story office tower with approximately 118,082 square feet of net rentable area and the top two levels of a nine story parking garage consisting of 136 parking spaces and such other buildings, parking areas, improvements, and fixtures of any nature erected within the Air Rights, including, but not limited to, all ventilating and air conditioning systems, plumbing systems and electrical systems, other than any improvements or fixtures which are the property of tenants (the “Improvements”);

1.1.3    All of Seller’s interest and obligations as assignee of the lessee under Lease Agreement (the “Lobby Lease”) for space located at the street level of 330 Commerce Street, Nashville, Davidson County, Tennessee

from Commerce Street Venture to Linville Properties Company as evidenced by Memorandum of Lease of record in Book 6739, page 374, recorded in Book 6740, page 822, and further recorded in Book 7075, page 517, Register’s Office for Davidson County, Tennessee, as subsequently assigned to Seller;

1.1.4    All of the Seller’s interest and obligations as assignee of the lessee under Lease Agreement (the “Retail Lease”) for approximately 2,195 square feet of space located on the ground floor of 330 Commerce Street, Nashville, Davidson County, Tennessee, not of record, which interest is subleased to Country Music Television, Inc.

1.1.5    All furniture, personal property, machinery, apparatus, and equipment now owned or hereafter acquired by Seller prior to the Closing Date and used in the operation, repair, management and maintenance of the Air Rights and Improvements and situated thereon (collectively, the “Personal Property”), including, but not limited to the items generally described on Exhibit 1.1.3 attached hereto;

1.1.6    All rights of Seller under the reciprocal easement for ingress and egress, parking, utilities and support contained in the Reciprocal Easement Agreement of records in Book 6739, page 331, and recorded in Book 6740, page 775, Register’s Office for Davidson County, Tennessee (the “REA”);

1.1.7    Any (i) private rights of way serving or appurtenant to the Air Rights, and (ii) any allocations of floor area ratio or density attributed or appurtenant to the Air Rights;

1.1.8    That certain tenant lease with Country Music Television, Inc. as tenant (the “Tenant”) for approximately 86,017 square feet in the Property dated March 4, 2002, as amended, together with any other occupancy agreements, including those in effect on the date of this Agreement which are identified on the Schedule of Leases (herein so called) attached hereto as Exhibit 1.1.8, and any new leases entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Air Rights or Improvements, including any guarantees, deposits and escrows (and any interest thereon) and prepaid rents relating to or serving as security therefore and any files kept by Seller in connection therewith (the “Leases”);

1.1.9    Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Air Rights, Improvements or Personal Property as of the Closing Date pursuant to the terms of this Agreement;

1.1.10    All rights of Seller in the name “330 Commerce Street” and all other tradenames, trademarks, servicemarks and logos used in connection with the ownership, operation and maintenance of the Property;

1.1.11    All rights of Seller in all licenses, franchises, permits, authorizations and approvals used in or relating to the ownership, occupancy or operation of the Air Rights, Improvements and Personal Property (the “Permits”);

1.1.12    Any guaranties or warranties in favor of Seller, now or hereafter in effect, arising out of, or issued, whether express or implied, relating to the construction, operation and maintenance of the Improvements or Personal Property, or arising out of, made, given or issued, by manufacturers or suppliers, in conjunction with the Improvements or the Personal Property (collectively, the “Warranties”); and

1.1.13    All of Seller’s right, title, interest, powers, privileges, benefits, and options of Seller or otherwise accruing to the owner of the land, allocable to the Property, including, but not limited to any development rights, floor area ratio allocations, lot coverage allocations, allocations of development density, zoning rights or other rights allocated to or attributable to the Property (the “Development Rights”).

1.2    Agreement to Convey.   Seller agrees to convey, and Purchaser agrees to accept (a) title to the Air Rights and Improvements by Special Warranty Deed subject only to the Permitted Exceptions; (b) title to the Personal Property, by Bill of Sale, without warranty as to the condition of such personalty but containing warranties of title free and clear of all liens and encumbrances, subject only to the Permitted Exceptions; and (c) the Leases, the Retail Lease, the Lobby Lease and security deposits, Permits, Warranties, all rights of Seller in the name 330 Commerce Street and any other rights of Seller in intangible property related to the Air Rights, the Improvements, Personal Property and Development Rights by assignment.

2.	PRICE AND PAYMENT.

2.1   Purchase Price.   The purchase price for the Property (the “Purchase Price”) is FOURTEEN MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($14,150,000.00) U.S.

2.2   Payment.   Payment of the Purchase Price is to be made in cash as follows:

2.2.1    Purchaser shall make an earnest money deposit with the Title Company of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the “Initial Deposit”) within two (2) business days of the execution of this Agreement. In addition, if this Agreement is not timely terminated by Purchaser under Section 3.5 hereof, Purchaser shall deposit with the Title Company an additional earnest money deposit of ONE HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($150,000.00) (the “Additional Deposit”) on or before two (2) business days after the Approval Date. The Initial Deposit and, if deposited, the Additional Deposit are referred to in this Agreement as the “Deposit”.

2.2.2    The Deposit will be placed with and held in escrow by Fidelity National Title Insurance Company 22 Century Boulevard, Suite 200, 3 Lakeview Place, Nashville, TN 37214, Attention: Lynn Hammond (the “Title Company”), in immediately available funds in an interest-bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

2.2.3    In the event the Purchaser terminates this Agreement pursuant to its terms the Title Company shall deliver the Deposit to Purchaser less and except ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the “Independent Contract Consideration”), which amount shall be delivered to Seller for the bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration shall be non-refundable when paid and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.2.4    At Closing, Purchaser shall pay Seller the balance of the Purchase Price, subject to adjustment for the prorations as provided herein, to the Title Company for disbursement to Seller via wire transfer in immediately available funds.

2.3   Closing.   Payment of the Purchase Price, delivery of the Special Warranty Deed and the other closing deliveries required to be made pursuant to Section 9 hereof and the consummation of the purchase and sale transaction contemplated hereunder (the “Closing”) will take place pursuant to an escrow closing on or before the date which is fifteen (15) days after the Approval Date (the “Closing Date”). The Closing will take place at the offices of the Title Company or at such other time and place as may be agreed upon in writing by Seller and Purchaser. Closing shall occur through an escrow with the Title Company. Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

3.	INSPECTIONS AND APPROVALS.

3.1    Inspections.

3.1.1    Commencing on the Effective Date through the Closing Date, Seller agrees to allow Purchaser and Purchaser’s engineers, architects,

employees, contractors, agents and representatives (“Purchaser’s Agents”) reasonable access, during normal business hours, to the Property and to the records, if any, maintained by Seller or for Seller by Seller’s property management company. Such access shall be for the purposes of (i) reviewing Leases and Service Contracts and any other records relating to the Property; (ii) reviewing records relating to the income and operating expenses; (iii) inspecting the physical condition of the Property, conducting non-intrusive physical or environmental inspections of the Property and subject to Seller’s written consent, which consent may be granted or withheld in Seller’s reasonable discretion, conducting intrusive tests and inspections if deemed reasonably necessary by Purchaser based on Purchaser’s preliminary physical and environmental inspections of the Property and such intrusive tests are approved by Seller, and (iv) conducting such other studies or inspections as Purchaser deems necessary or desirable. Prior to Seller’s execution of this Agreement, Seller has delivered to Purchaser and Purchaser acknowledges receipt of copies of the items described on Exhibit 3.1.1 hereof (collectively, the “Due Diligence Documents”).

3.1.2    Purchaser agrees that, in making any physical or environmental inspections of the Property, Purchaser and all of Purchaser’s Agents entering onto the Property shall carry not less than One Million Dollars ($1,000,000) comprehensive general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access and naming Seller as an additional insured. Purchaser represents and warrants that it carries not less than One Million Dollars ($1,000,000) commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.

3.1.3    Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use commercially reasonable efforts not to unreasonably interfere with the activities of tenants or other persons occupying or providing service at the Property. Purchaser shall, at least twenty-four (24) hours prior to the inspection, give Seller notice of its intention to conduct any inspections.

3.1.4    Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that: (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information (the “Proprietary Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except those employees, agents, advisors, attorneys, consultants assisting Purchaser with the transaction, or Purchaser’s lender, if any. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing, including, but not limited to the management, obtaining financing, or the Sale of the Property. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall survive Closing or the termination of this Agreement. Notwithstanding the foregoing, (AA) Purchaser shall be permitted to disclose the Proprietary Information and any information obtained pursuant, to clause (a) of this Section 3.1.4: (i) to any governmental authority, if required by any law, rule, or regulation, or any subpoena, interrogatory, civil investigation, demand, or similar process applicable to us, or (ii) pursuant to the order of any court of competent jurisdiction requiring such disclosure; (BB) the Proprietary Information and any information obtained pursuant to clause (a) of this Section 3.1.4 shall not be deemed to include any information that is a matter of public record, information that can readily be obtained in the marketplace, is generally known to industry experts or is disclosed by Seller and is not subject to a confidentiality agreement.

3.1.5   Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6   Except as specifically set forth in this Agreement, Seller makes no representations or warranties as to the accuracy or methodology of preparation concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property. It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.7   PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS’ FEES AND COSTS, ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER’S AGENTS OF THE RIGHT OF ACCESS UNDER THIS SECTION 3.1 EXCEPT ANY SUCH LOSS, INJURY,

DAMAGE, CLAIM, LIEN, COST OR EXPENSE ARISING OUT OF THE NEGLIGENCE OR INTENTIONAL ACTS OF SELLER, ITS AGENTS AND EMPLOYEES (COLLECTIVELY, “PURCHASER’S INDEMNITY OBLIGATIONS”). THIS SECTION 3.1.7 SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

3.1.8   Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within thirty (30) days thereafter by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond, which removes such lien as a matter of law.

3.1.9   Seller agrees to submit or cause its property manager to submit to Tenant (and any other tenant under a Lease in the event a new Lease is executed pursuant to Section 4.4 hereof) a request for Tenant to execute and deliver a tenant estoppel certificate to Purchaser with respect to its Lease in the form attached hereto as Exhibit 3.1.9. It shall be a condition precedent to Purchaser’s Closing obligations that Purchaser receives a tenant estoppel certificate from Tenant and any new tenant (the “Required Tenant Estoppel”) in the form of the estoppel certificate attached as Exhibit 3.1.9. If Purchaser does not receive the Required Tenant Estoppel on or before the Closing Date, Seller may extend the Closing Date up to fourteen (14) days to allow Seller to obtain the Required Tenant Estoppel. If Purchaser does not receive the Required Tenant Estoppel on or before the expiration of such fourteen (14) day period, if applicable, Purchaser may either (i) terminate this Agreement in writing delivered to Seller on or before the Closing Date, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder other than those which expressly survive the Closing or earlier termination of this Agreement, (ii) extend the Closing Date for another period not the exceed fourteen (14) days, or (iii) waive the foregoing condition precedent and proceed to Closing.

3.1.10   Seller agrees to submit or cause its property manager to submit to the landlords under the Lobby Lease and Retail Lease a request for the landlords to execute and deliver a landlord estoppel certificate to Purchaser with respect to the Retail Lease and Lobby Lease in the form attached hereto as Exhibit 3.1.10. It shall be a condition precedent to Purchaser’s Closing obligations that Purchaser receives a landlord estoppel certificate from the landlords under the Retail Lease and Lobby Lease (the “Required Landlord Estoppels”) in the form of the estoppel certificate attached as Exhibit 3.1.10. If Purchaser does not receive the Required Landlord Estoppels on or before the Closing Date, Seller may extend the Closing Date up to fourteen (14) days to allow Seller to obtain the Required Landlord Estoppels. If Purchaser does not receive the Required Landlord Estoppels on or before the expiration of such fourteen (14) day period, if applicable, Purchaser may either (i) terminate this Agreement in writing delivered to Seller on or before the Closing Date, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder other than those which expressly survive the Closing or earlier termination of this Agreement, (ii) extend the Closing Date for another period not the exceed fourteen (14) days, or (iii) waive the foregoing condition precedent and proceed to Closing.

3.1.11   Seller agrees to submit or cause its property manager to submit to the Declarant and Venture (as defined in the REA) a request for an estoppel certificate with respect to the REA in the form attached hereto as Exhibit 3.1.11. It shall be a condition precedent to Purchaser’s Closing obligations that Purchaser receives an REA estoppel certificate (the “Required REA Estoppel”) in the form of the estoppel certificate attached as Exhibit 3.1.11. If Purchaser does not receive the Required REA Estoppel on or before the Closing Date, Seller may extend the Closing Date up to fourteen (14) days to allow Seller to obtain the Required REA Estoppel. If Purchaser does not receive the Required REA Estoppel on or before the expiration of such fourteen (14) day period, if applicable, Purchaser may either (i) terminate this Agreement in writing delivered to Seller on or before the Closing Date, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder other than those which expressly survive the Closing or earlier termination of this Agreement, (ii) extend the Closing Date for another period not the exceed fourteen (14) days, or (iii) waive the foregoing condition precedent and proceed to Closing.

3.1.12   It shall be a condition precedent to Purchaser’s Closing obligations that Seller obtain the requisite consents for the assignment of the Retail Lease and Lobby Lease in a form reasonably acceptable to Purchaser.

3.1.13   It shall be a condition precedent to Purchaser’s Closing obligations that Seller obtain a fully executed and recordable amendment to the REA resolving ambiguities regarding the nature of the Air Rights as a leasehold interest in a form reasonably acceptable to Purchaser.

3.2   Title and Survey.   Upon the complete execution of this Agreement by both Seller and Purchaser, Seller shall order a commitment for title insurance on the Air Rights and appurtenant rights under the REA, together with copies of all items shown as exceptions to title therein, issued by the Title Company, a copy of which shall be delivered to Seller (the “Title Commitment”). Prior to the execution of this Agreement, Seller shall have delivered a copy of Seller’s existing survey of the Air Rights (the “Survey”). Purchaser shall have until the Approval Date to provide written notice to Seller of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser, which notice (the “Title Notice”) must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the objections stated in the Title Notice. Within ten (10) business days following Seller’s receipt of the Title

Commitment and underlying exception documents, Seller shall deliver to Purchaser an update to the Survey, certified to Purchaser and certified to a current date (the “Updated Survey”). If the Updated Survey or Survey reveals any matter which is not satisfactory to Purchaser, Purchaser shall deliver notice (the “Survey Notice”) to Seller on or prior to five (5) business days after Purchaser’s receipt of the Updated Survey (the objections stated in the Title Notice and the Survey Notice are herein collectively called the “Title Objections”). The parties shall then have until ten (10) days after the five (5) business days after Purchaser’s receipt of the Updated Survey, as hereinafter defined (the “Cure Date”) to make such arrangements or take such steps as they shall mutually agree to satisfy the Title Objections. Except as set forth in this Section 3.2, in the event Seller and Purchaser fail to make arrangements with respect to any matter set forth in a Title Notice, Purchaser’s sole right with respect to any Title Objection shall be to elect on or before the Closing Date to terminate this Agreement (other than continuing obligations under Sections 3.1.4 and 3.1.7 that survive the Closing or termination of this Agreement) (herein called the “Surviving Obligations”) and to receive a refund of the Deposit. All matters shown on the Title Commitment and/or Survey and Updated Survey with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” as provided in Section 3.4 hereof, subject, however, to Purchaser’s termination right provided in Section 3.5 hereof.

Notwithstanding the foregoing, and without the requirement that any Title Notice be given by Purchaser, Seller hereby agrees as follows: (i) On the Closing Date, to deliver to the Title Company all appropriate substantiation of the existence, good standing, power and authority of Seller; (ii) on the Closing Date, to deliver to the Title Company all appropriate substantiation (including commercially standard seller affidavits) sufficient in order to delete exceptions based upon rights or claims of parties in possession, other than tenants and occupants under Leases in effect as of the Closing Date, exceptions for mechanics liens, exceptions for any gap between the effective date of the any title commitment issued to Purchaser and the Closing Date; (iii) on the Closing Date, (x) to pay and satisfy in full and release of record any and all mortgage or deed of trust liens granted by Seller and all delinquent real estate taxes, together with any and all interest and penalties thereon, and (y) to pay and satisfy in full, or otherwise cause to be affirmatively insured (either by obtaining a full release of record of, or bonding over, indemnifying or escrowing with the Title Company), mechanics’ and materialmen’s liens and/or notices of liens filed against the Property or any portion of the Property and arising out of work performed or materials supplied for or on behalf of Seller, and other monetary judgments and/or actions at law against Seller and constituting a lien against the Property or any portion of the Property other than any lien for current year’s taxes not yet due and payable, it being understood that Seller may apply the Purchase Price, or any portion thereof to satisfy Seller’s obligations under this clause (iii) (collectively, the “Unpermitted Exceptions”) and Purchaser shall have all remedies at law and in equity to require Seller to remove the Unpermitted Exceptions.

3.3   Contracts.   Purchaser shall assume at Closing all of the service, maintenance, supply or other contracts relating to the operation of the Property, which are identified on Exhibit 3.3 attached hereto.

3.4   Permitted Encumbrances.   Unless Purchaser terminates this Agreement (a) pursuant to Sections 3.2 or 3.5 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, or (b) pursuant to any other express right of termination in favor of Purchaser under this Agreement, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1   All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2   All contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

3.4.3   The lien of non-delinquent real and personal property taxes and assessments; and

3.4.4   Rights of parties in possession pursuant to the Leases.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5   Purchaser’s Right to Terminate.   If, as a result of its various investigations, Purchaser determines in its sole and absolute discretion, that the Property is not a suitable investment for its purposes for any reason or no reason, Purchaser shall have the right by giving Seller written notice (the “Termination Notice”) on or before the date which is thirty (30) days after the Effective Date (the “Approval Date”) to terminate this Agreement. If the Termination Notice is timely given, Seller shall direct the Title Company to promptly return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the Surviving Obligations. If the Termination Notice is not given, Purchaser shall have no further right to terminate this Agreement except for any other express rights of termination in favor of Purchaser hereunder. Purchaser shall have the right to deliver the Termination Notice for any reason or for no reason, in Purchaser’s sole and absolute discretion.

3.6   Delivery of Title Policy at Closing.   As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing an ALTA Owner’s Policy of Title Insurance in the form approved by Purchaser (the

“Title Policy”) issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of indefeasible fee simple title to the Property, and subject only to the Permitted Exceptions. Seller shall execute at Closing an affidavit in such form as the Title Company shall reasonably require for the issuance of the Title Policy or “marked-up” Title Commitment, including, but not limited to extended coverage, removal of the standard exceptions and gap indemnity. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

4.	SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING.

Until Closing, Seller or Seller’s agent shall:

4.1   Insurance.   Keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2   Operation.   Keep and perform or cause to be performed all of the obligations of Seller as lessor under the Leases and under the Service Contracts; operate and maintain the Property in accordance with Seller’s past practices with respect to the Property, normal wear and tear excepted including, but not limited to, maintaining the Improvements in accordance with the Leases and performing regulatory scheduled maintenance of the Property (collectively, the “Legal Requirements”).

4.3   New Contracts.   Enter into only those third-party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days written notice at no cost to Purchaser. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within ten (10) business days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be treated as a contract approved by Purchaser under Section 3.3 hereof.

4.4   New Leases.   From the Effective Date to the Approval Date (and thereafter until the Closing unless this Agreement is terminated by Purchaser on or before the Approval Date), Seller shall not enter into, terminate, amend, waive any rights under, or extend the terms of any Leases (collectively, “Lease Modifications”) without the express written consent of Purchaser and if Seller desires to enter into any Lease Modifications, Seller shall promptly provide written notice thereof to Purchaser, which notice shall include a copy of such proposed Lease Modification, and unless Purchaser, within ten (10) business days thereafter, notifies Seller in writing of its approval of such Lease Modifications, such Lease

Modifications shall be deemed disapproved by Purchaser.

4.5   Listing and Other Offers.   From the date hereof until the earlier of termination of this Agreement or the Closing Date, Seller will not list the Property with any Broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements regarding any disposition of all or any portion of the Property or any interest therein.

4.6   Change in Status.   In the event that, between the Effective Date and the Closing Date, Seller becomes aware that any of the representations and warranties set forth in this Agreement, including without limitation Section 5.1, are no longer true and correct, Seller shall promptly notify Purchaser in writing.

5.	REPRESENTATIONS AND WARRANTIES.

5.1   By Seller.   Seller represents and warrants to Purchaser as follows:

5.1.1   Seller is a limited partnership duly organized and validly existing under the laws of the State of Georgia, has full power and authority to execute and deliver this Agreement and to perform the obligations of Seller hereunder, and the person executing this Agreement on behalf of Seller has been authorized to execute this Agreement on behalf of Seller. The execution and delivery by Seller of, and the performance and compliance by Seller with, the terms and provisions of this Agreement do not violate any term, condition or provision of (i) Seller’s organizational or governing documents, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (iii) any agreement, contract or covenant to which Seller is a party or is bound, or to which the Property is subject. No consent, waiver or approval by any third party, which heretofore has not been obtained, is required in connection with the execution and delivery of this Agreement by Seller or the performance of the obligations to be performed under this Agreement by Seller.

5.1.2   The performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement to which Seller is a party.

5.1.3   As of the date hereof, there is no judicial, administrative or other adversarial suit, action or proceeding pending or, to the knowledge of Seller, threatened, which in any instance would bind the Property or the Purchaser, or adversely affect Seller’s ability to convey the Property to Purchaser as required by this Agreement.

5.1.4   Seller has no knowledge of any governmental requirements (including Environmental Laws as hereinafter defined) on the Property, which has not been remedied; except for paints, commercial cleaning agents and other substances ordinarily used In the repair, maintenance or operation of the

Property, (1) Seller has not used the Property and, to the knowledge of Seller, the Property has not been used for, the storage, manufacture, treatment or disposal of “Hazardous Substances,” (ii) to the knowledge of Seller, no Hazardous Substances requiring remediation or removal are located on, in or under the Property, and (iii) no action under any “Environmental Laws” has been taken against Seller. As used herein, “Hazardous Substances” means all materials subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§6901 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., the Toxic Substance Control Act, 15 U.S.C. §§2601 et seq., or any other applicable federal, state or local law or regulation now in force or hereafter enacted relating to materials having adverse effects on human health or the environment, and includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs), petroleum products and lead-based paints. All such laws relating to hazardous waste disposal and toxic substances are collectively referred to herein as “Environmental Laws.”

5.1.5   To the knowledge of Seller, as of the date hereof, there are no pending or contemplated condemnation or eminent domain proceedings (or process or purchase in lieu thereof) affecting the Property or any part thereof.

5.1.6   Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification or proceedings to widen or realign any street or highway adjacent to the Property.

5.1.7   The list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct and complete as of the date of delivery. To Seller’s knowledge, all Service Contracts are in full force and effect and no party is in default thereunder and Seller shall not modify or amend, or terminate any Service Contract other than for cause, or enter into any other agreement for comparable services for the benefit of the Property without in each instance first obtaining the prior written consent of Purchaser, which consent shall be granted if such agreement may be terminated upon thirty (30) days prior notice by owner and without the imposition of a termination fee or penalty, and otherwise shall not be unreasonably withheld, conditioned or delayed.

5.1.8   Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).

5.1.9   Except for those tenants in possession of the Property under written leases for space in the Property, as shown in the schedule of Leases attached hereto as Exhibit 1.1.8, there are no parties in possession of, or claiming any possession to, any portion of the Air Rights and Improvements. Attached to this Agreement as Exhibit 1.1.8 is a true and complete list of all Leases in effect as of the date hereof with respect to the Property, together with the most recent rent roll for the Property, showing, inter alia, a full, complete and accurate list of tenants, current Rents, security deposits, prepaid Rents and Rent delinquencies, and unpaid leasing commissions. The rent roll is true, accurate and complete in all material respects. Except as set forth on Exhibit 1.1.8 to this Agreement, as of the date hereof, (1) Seller is the owner of the lessor’s interest in all such Leases, (ii) except as set forth in such Exhibit, Seller has not modified any Lease or consented to any assignment or sublease of any Lease and, to the knowledge of Seller, no Lease has been modified, assigned or sublet in any respect, (iii) Seller has performed all material obligations on the part of the landlord to be performed under each such Lease, and there are no agreements with any tenant for the performance of any work or otherwise with respect to any matter, (iv) Seller heretofore has completed all tenant improvements required under such Leases to be constructed by Seller, (v) except as set forth in the Leases, no tenant has any option to purchase the Property, to lease additional space in the Property, to extend the term of such tenant’s Lease, to put back to the landlord any space currently subject to such tenant’s Lease, or to terminate such tenant’s Lease and Exhibit 1.1.8 correctly sets forth the status of any option, right of first refusal or right of first offer to purchase the Property, to lease additional space in the Property or to extend the term of such tenant’s lease, (vi) no notice of default has been given or received by Seller with respect to any Lease within the preceding ninety (90) days, and no tenant otherwise is in monetary default or, to the knowledge of Seller, is in nonmonetary default under its Lease, and (vii) no tenant has paid rent for more than one month in advance.

5.1.10   As of the date hereof, (i) Seller is the owner of the lessee’s interest in the Retail Lease and Lobby Lease, (ii) Seller has not modified the Retail Lease or Lobby Lease or consented to any assignment or sublease thereof except for Seller’s sublease of the Retail Lease to Country Music Television, Inc., (iii) Seller has performed all material obligations on the part of the lessee to be performed under the Lobby Lease and Retail Lease, and (iii) no notice of default has been given or received by Seller with respect to the Lobby Lease or Retail Lease.

5.1.11   As of the date hereof, (i) Seller is the owner of the Seller’s interest in the REA, (ii) Seller has not modified the REA or consented to any modification thereof, (iii) Seller has performed all material obligations on the part of the Seller to be performed under the REA, (iii) no notice of default has been given or received by Seller with respect to the REA, and (iv) the REA is in full force and effect.

5.1.12   The obligation of Purchaser to close the transaction contemplated in this Agreement is expressly conditioned upon the fact that the representations and warranties of Seller contained in this Section 5.1 are currently true and correct and shall be true and correct as of the Closing Date unless waived in writing by Purchaser. All such representations and warranties shall be remade and certified on the Closing except to the extent Seller discloses in such certificate that any such representations and warranties are not true. Notwithstanding anything to the contrary in this Agreement, if, on or prior to the

Closing Date (i) Seller notifies Purchaser that any of Seller’s representations and warranties were not true in all respects when made or is not or will not be true in all respects with the same effect on and as of the Closing Date, or (ii) Purchaser discovers any material error, misstatement or omission in any such representation or warranty (individually and collectively, a “False Seller Representation”), Purchaser (x) may elect to terminate this Agreement by notice to Seller, in which case the Deposit shall be returned to Purchaser and Purchaser shall be entitled to obtain reimbursement from Seller for all out-of-pocket expenses incurred by Purchaser relative to this Agreement, thereupon this Agreement will become null and void and of no further force or effect and neither Party shall have any further liability or obligation to the other except the Surviving Obligations; provided, however, that in the case of a False Seller Representation that consists of a willful and knowing misstatement by Seller when made, or becomes false because of the willful and knowing fault of Seller, the foregoing right of Purchaser to terminate this Agreement shall be without limitation to any other rights or remedies Purchaser may have under this Agreement, or (y) proceed to close the transaction.

5.1.13   To Seller’s knowledge, no assessments have been made against any portion of the Property which are unpaid, whether or not they have become liens.

5.1.14   Seller represents that neither Seller nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Seller) is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO3224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) – (v) above are herein referred to as a “Prohibited Person”). Seller covenants and agrees that neither Seller nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Seller) shall (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

5.1.15   Other than a third party management agreement, Seller has not entered into any employment, employee benefit or collective bargaining contracts affecting the Property, including pension or profit-sharing plans, agreements or trusts and medical, dental, hospital, life or other insurance plans.

5.1.16   To the best of Seller’s knowledge, the items listed on Schedule 5.1.16 are all of the licenses, permits or evidences of inspection (collectively the “Permits”) held by Seller in connection with its ownership and operation of the Property. Seller is not aware of any violations or revocations in connection with any of the listed Permits. Neither Seller nor any agent or employees of Seller has received any notice of any intention on the part of the issuing authority to cancel, suspend or modify any of the Permits or to take any action or institute any proceedings to effect such a cancellation, suspension or modification. All of the licenses and permits are fully paid for, and Seller has made, or will make, application for renewals of any such Permits which will expire before the Closing Date.

5.1.17   To the best of Seller’s knowledge, there are no existing violations of law by the Property or due to the operation thereof. In the event that Seller or Purchaser receives written notice prior to the Closing from any governmental or quasi-governmental authority having jurisdiction over the Property of any violation in connection with the Property, such party will promptly, and in any event prior to Closing, deliver notice of such matter to the other party. In the event that Seller elects not to cure any such item prior to Closing, Purchaser may, at its election, either extend the Closing for up the thirty (30) days in order to allow Seller time to cure such violation, or terminate this Agreement and receive a full return of the Deposit.

5.1.18   There are no outstanding agreements regarding the payment of leasing commissions in connection with the Property, and Seller is not party to any agreement that would cause a leasing commissions to be due to any party in the event of any expansion or renewal of the Tenant Lease.

5.2   By Purchaser.   Purchaser represents and warrants to Seller as follows:

5.2.1   Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.2.2   Purchaser is acting as principal in this transaction with authority to close the transaction.

5.2.3   No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.4   Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America.

5.2.5   Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity, which does not expressly make this covenant and warranty for the benefit of Seller.

5.2.6   At closing, Purchaser shall assume and agree to perform all obligations of Seller under the Leases, the Retail Lease, the Lobby Lease, the Permits, the Warranties, the REA, the Service Contracts, and all other obligations of Seller which Purchaser has agreed to perform hereunder.

5.3   Mutual.   Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property, except for CB Richard Ellis (the “Broker”), who will be paid by Seller at Closing pursuant to separate agreement. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this paragraph shall survive Closing hereunder.

6.	COSTS AND PRORATIONS.

6.1   Purchaser’s Costs.   Purchaser shall pay the following costs of closing this transaction:

6.1.1   The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser, if any;

6.1.2   Any and all recording fees;

6.1.3   One half (1/2) of any escrow fees;

6.1.4   Any and all real estate transfer, stamp or documentary tax(es); and

6.1.5   Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.2   Seller’s Costs.   Seller shall pay the following costs of closing this transaction:

6.2.1   The fees and disbursements of Seller’s counsel;

6.2.2   The cost of any update or recertification of the Survey;

6.2.3   The cost of any owner’s title insurance policy in the amount of the Purchase Price, any premium charges, and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Purchaser hereunder. Notwithstanding the foregoing, the cost of any endorsements or coverages desired by Purchaser in addition to the basic owner’s title insurance coverage, shall be paid by Purchaser.

6.2.4   One half (1/2) of any escrow fees; and

6.2.5   Any commission paid to the Broker.

6.3   Prorations - Generally.   Subject to the remaining provisions of this Section 6, the following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day prior to the Closing Date, and thereafter shall be paid or received, as the case may be, by Purchaser: Rents, reimbursement of real estate taxes and operating expenses, other tenant charges under Leases, and rent abatements and concessions under Leases which have been collected (or accrued) as of 11:59 p.m. on the day prior to the Closing Date (collectively, “Rents”), to the extent accrued and paid as of the Closing Date; real property taxes and assessments, including any special assessments, property owner’s association fees and assessments, bond payments and business improvement or special taxing area assessments, if any (collectively, “Taxes”), on the basis of the tax year in which closing occurs; water charges and sewer rents and charges and other utility charges (collectively, “Utilities”) for the month or period in which closing occurs; payments for the month in which closing occurs under Service Contracts assigned to Purchaser; and all other items of expense and income in connection with the operation of the Property. In the event Purchaser elects to acquire the Property as part of a transaction qualifying as a like-kind exchange under Internal Revenue Code Section 1031 and the regulations promulgated thereunder, any of the following adjustments or prorations that would otherwise be taken as a credit against the Purchase Price may, at the option of Purchaser, be paid by Seller to Purchaser on the day immediately following the Closing

Date, in cash or other immediately available payable funds (and shall not be credited against the Purchase Price).

6.4   Rents.   Any Rent received by Seller from and after the Closing Date for any period(s) after the Closing Date promptly shall be remitted to Purchaser. The first rents collected after Closing from each tenant shall be successively applied to the payment of: (i) rents due and payable in the month payment is made;(ii) rents due and payable in the month in which Closing occurs (iii) rents due and payable in months succeeding the month in which Closing occurs, up to and including the month in which payment is made; and (iv) rents due and payable in months preceding the month in which Closing occurred other than applied above, if any. Purchaser shall collect and remit to Seller its prorated share of any delinquent rents paid to Purchaser after Closing, but Purchaser does not guarantee any such collections. With respect to any unpaid or delinquent Rents existing as of the Closing Date, Purchaser shall remit the same to the Seller as and when received, on a tenant-by-tenant basis, and Purchaser shall use commercially reasonable efforts to collect all such delinquent rents for the benefit of Seller, provided, that Purchaser shall not be obligated to terminate a Lease, declare a default under a Lease or bring suit against a tenant therefor, and, provided, further, that Seller shall be deemed to waive any right to bring suit against a tenant for any delinquent Rents; including without limitation the right to declare a default under a Lease, terminate any Lease or forcibly evict any tenant or place a lien against the Property.

6.5   Taxes.   General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than March 31, 2008, except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.6   Utilities.   Apportionment of Utilities in each case shall be made based on meter readings conducted no earlier than two (2) calendar days prior to the Closing Date, or, if readings are unavailable, on estimates based upon actual bills issued for the immediately prior billing period or otherwise as the parties mutually may agree, in which latter event final adjustments shall be made after actual charges are determined but in no event later than sixty (60) days following the Closing Date and a reasonable escrow therefor, at the option of Seller or Purchaser, shall be established with the Escrow Agent on the Closing Date. In the alternative, Seller may coordinate with Purchaser and any applicable Utilities to have service switched from the account of Seller to the account of Purchaser on the Closing Date, in which event Utility charges shall not be prorated. Any Utilities billed directly to and payable directly by a tenant under a Lease shall not be apportioned hereunder.

6.7   Tenant Security Deposits.   The aggregate amount of all cash security deposits held by Seller under the Leases shall, at Purchaser’s election, be either (i) paid to Purchaser outside of Closing on the day immediately following the Closing Date, or (ii) taken as a credit against the Purchase Price, and the Purchaser shall assume the obligation for such security deposits pursuant to the Assignment and Assumption provided for in Section 9.2.3 hereof, and (ii) any non-cash security deposits held by Seller under any Leases shall be delivered to Purchaser and Seller shall execute any assignments or other documentation required to transfer such non-cash security deposits.

6.8   Leasing Commissions.   The aggregate amount of unpaid leasing commissions, if any, due and payable to leasing or other agents for the then remaining term of each Lease in effect as of the date hereof, not including any such commissions which may, in the future, be payable with respect to unexercised termination, expansion or extension options) shall, at Purchaser’s election, be either (i) paid to Purchaser outside of Closing on the day immediately following the Closing Date, or (ii) taken as a credit against the Purchase Price. On the Closing Date and pursuant to the Assignment and Assumption provided for in Section 9.2.3 hereof, the Purchaser shall assume all leasing commissions due and payable to leasing or other agents with respect to (A) the Leases, (B) Leases approved by Purchaser, entered into after the date hereof in accordance with the terms hereof, and (C) the exercise of any right of renewal or expansion existing under the Leases in effect as of the date hereof.

6.9   Tenant Improvements and Allowances.   As used in this Agreement, the term the “Tenant Costs” means all costs of all tenant construction obligations of the landlord under all Leases whether such obligations are structured as the obligation of the landlord to deliver improved space or to provide a tenant improvement allowance; provided, however, from and after the date hereof, Purchaser shall have the right to review and approve any and all contracts for Tenant Improvements and Tenant Costs before such contracts are executed on behalf of Seller and all such contracts must allow assignment to Purchaser.

6.9.1   With respect to Tenant Costs under Leases in effect as of the date hereof which are monetary obligations on the Closing Date, the Purchaser may, at the option of Purchaser (A) elect to receive a credit against the Purchase Price or (B) elect to have Seller pay to Purchaser on the day following the Closing Date the aggregate unpaid amount thereof by wire transfer of immediately available funds. At Closing, Seller shall assign to Purchaser and Purchaser shall assume the outstanding obligations of Seller with respect to all such monetary obligations with respect to Tenant Costs under Leases, due and payable after the Closing Date. Thereafter, Purchaser shall pay all such monetary obligations with respect to Tenant Costs under Leases from and after the Closing Date as and when the same shall become due and payable; and

6.9.2   With respect to Tenant Costs under Leases, approved by Purchaser and executed from and after the date hereof; on the Closing Date, Purchaser shall reimburse the Seller for all such Tenant Costs paid by Seller as of or prior to the Closing Date, Seller shall assign to Purchaser and Purchaser shall assume all of obligations of Seller under all Construction Contracts therefor as part of the Assignment and Assumption provided for in Section 9.3.1 hereof, and the aggregate unpaid amount of all such Tenant Costs shall be paid by Purchaser from and after the Closing Date as and when the same shall become due and payable.

6.10  In General.   Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Nashville, Tennessee. Notwithstanding anything to the contrary contained herein, Purchaser shall have the option in Purchaser’s sole and absolute discretion, to take a credit against the Purchase Price for any or all of the adjustments required herein rather than accept payment on the day following Closing. Purchaser shall provide Seller with reasonable advance notice prior to Closing of any adjustments it desire to have credited against the Purchase Price.

6.11  Purpose and Intent.   Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

6.12  Final Adjustment After Closing.   The Purchaser and Seller agree to make final adjustments for any item being prorated under this Section after reconciliations have been completed with all tenants on or before ninety (90) days after Closing. Payments in connection with the final adjustment shall be due and payable within thirty (30) days of written notice.

7.	DAMAGE, DESTRUCTION OR CONDEMNATION.

7.1  Material Event.   If, prior to Closing, the number of parking spaces on the Property are reduced below ratios required by applicable law or Leases, the buildings are damaged and the cost of repair exceeds $100,000.00 (as determined by Purchaser and its contractors in consultation with Seller) or access to the Property is materially and adversely affected, or is destroyed or taken under power of eminent domain and the cost or repair exceeds $100,000 (as determined by Purchaser and its contractors in consultation with Seller), or a casualty or taking occurs that could, with the passage of time, grant the Tenant a right to terminate under the Lease (a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within fifteen (15) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such fifteen (15) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.2   Immaterial Event.   If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.3   Termination and Return of Deposit.   If Purchaser elects to terminate this Agreement pursuant to this Section 7, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for the Surviving Obligations.

8.	NOTICES.

Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, or by facsimile (only as provided below) in either case addressed to the parties at their respective addresses referenced below:

If to Seller:	Ferrari Partners, L.P.
357 Riverside Drive
Suite 230A
Franklin, TN 37064
Attention: Chad M. Ferrari
Phone: (615) 591-2727
Fax: (615) 591-2722

With a copy to:	Gullett, Sanford, Robinson and Martin, PLLC
315 Deaderick Street, Suite 1100
P.O. Box 198888
Nashville, TN 37219-8888
Attention: Wesley D. Turner

Phone: (615) 244-4994
Fax: (615) 256-6339

If to Purchaser:	c/o Wells Real Estate Funds
6200 The Corners Parkway
Suite 250
Atlanta, GA 30092
Attention: Keith Willby, Senior Vice President
Phone: (770) 243-8446 Fax: (770) 200-8199
With a copy to:	McGuireWoods, LLP
1170 Peachtree Street, Suite 2100
Atlanta, Georgia 30309
Attention: Stephen D. Peterson
Phone: (404) 443-5719
Fax: (404) 443-5764

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Except for facsimile notices between 9:00 a.m. and 5:00 p.m. Atlanta time on a business day that are followed up by an overnight courier delivery, telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

9.	CLOSING AND ESCROW.

9.1   Escrow Instructions.   Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2   Seller’s Deliveries.   Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

9.2.1   A Special Warranty Deed to the Property, in the form attached hereto as Exhibit 9.2.1, subject, only to the Permitted Exceptions.

9.2.2   A Bill of Sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property.

9.2.3   (i) The Lease and any new leases entered into pursuant to Section 4.4; (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such leases, deposits, and prepaid rents by way of an Assignment and Assumption of Leases agreement in the form attached hereto as Exhibit 9.2.3.

9.2.4   (i) Copies of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the Closing Date; and (ii) an assignment of such contracts to Purchaser by way of an Assignment and Assumption of Contracts agreement, in the form attached hereto as Exhibit 9.2.4.

9.2.5   All books and records at the Property held by or for the account of Seller, including, without limitation, plans and specifications, as available.

9.2.6   An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.6.

9.2.7   A letter notifying Tenant of the conveyance of the Property in the form attached hereto as Exhibit 9.2.7.

9.2.8   An affidavit and certificate as to parties in possession and debts and liens in a form reasonably required by the Title Company and acceptable to Seller and consistent with the title requirements set forth in Section 3 2 hereof.

9.2.9   An assignment of all Permits, Warranties and the rights of Seller in the name “330 Commerce Street.”

9.2.10  An assignment of all Seller’s right, title and interest in and to the Lobby Lease;

9.2.11  An assignment of all Seller’s right, title and interest in and to the Retail Lease;

9.2.12  The notices set forth In Section 9.6 hereof;

9.2.13  A recertification of Seller’s representations set forth in Section 5.1 hereof; and

9.2.14  A settlement statement.

9.3   Purchaser’s Deliveries.   At the Closing, Purchaser shall (i) pay Seller the Purchase Price; and (ii) execute the agreements referred to in Sections 9.2.3(iii), 9.2.4(ii), 9.2.7, 9.2.11 and 9.2.12.

9.4   Possession.   Purchaser shall be entitled to possession of the Property on the Closing Date.

9.5   Insurance.   Except for insurance maintained by the tenant under the Leases, Seller shall terminate its policies of insurance as of the time of transfer of title on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6   Notice Letters.   Seller shall provide to Purchaser copies of form letters to contractors and utility companies serving the Property, advising them of the sale of the Property to Purchaser and directing to Purchaser all bills for the services provided to the Property on and after the Closing Date. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company.

9.7   Closing Documents.   All closing documents required to be furnished by Seller and Purchaser pursuant hereto shall be in form, execution and substance reasonably satisfactory to the Title Company, the parties and their respective counsel, provided, however, that the provisions of this Section 9.7 shall not be construed to permit any party to impose any obligations, costs or risks on the other party that are not otherwise provided for under this Agreement.

10.	DEFAULT; FAILURE OF CONDITION.

10.1   Purchaser Default.   If Purchaser shall become in breach of or default under this Agreement and the breach or default continues beyond the expiration of the cure period, if any, provided in Section 11.6 hereof, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the Surviving Obligations. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

10.2   Seller Default.   If Seller shall refuse or fail to convey the Property as herein provided for any reason other than (a) a default by Purchaser and the expiration of the cure period, if any, provided under Section 11.6 hereof, (b) the existence of a Pending Default (as defined in and contemplated by Section 11.6), or (c) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, Purchaser shall elect as its exclusive remedies, either to (i) terminate the Agreement and recover the Deposit; or (ii) seek specific performance. Seller and Purchaser agree that such amount is a fair and reasonable amount to be awarded to Purchaser as agreed and liquidated damages in light of the anticipated damages and costs which would be incurred by Purchaser on Seller’s default and shall not constitute a penalty or a forfeiture.

10.3   Failure of Condition.   If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances; or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue, then Purchaser shall promptly give Seller written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection. If Purchaser fails to waive any such objection within ten (10) days after notice from Seller that Seller will not cure the objection, this Agreement will terminate automatically and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for the Surviving Obligations.

11.	MISCELLANEOUS.

11.1   Entire Agreement.   This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2   Severability.   If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3   Applicable Law.   THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE.

11.4   Assignability.   Except for an assignment to an affiliate of Purchaser, Purchaser may not assign this Agreement without first obtaining Seller’s written consent. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; and (3) provide Seller with a copy of the proposed assignment.

11.5   Successors Bound.   This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6   Breach.   Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach or default and failure by such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any such alleged breach, default or failure upon obtaining knowledge thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled Closing Date.

11.7   Public Disclosure.   Neither Purchaser nor Seller shall make a public disclosure of the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (a) Seller and Purchaser from releasing a press release concerning the sale of the Property, provided that such press release shall contain only the names of the Seller and Purchaser, the Closing Date and customary quotes usually included in a press release of this nature, (b) either party from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement if and to the extent that such disclosure is required by applicable law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter, (c) Seller or Purchaser from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement to any of their respective, current, or prospective lenders, members, officers, directors, trustees, employees, consultants, advisors, agents, representatives, partners and/or shareholders (and any of the respective lenders, members, officers, directors, trustees, employees, consultants, advisors, agents, representatives, partners and/or shareholders of any of such parties); provided that all of the foregoing are advised of the confidential nature of such information, matters, terms and provisions, or (d) Purchaser and/or any affiliate of Purchaser of any tier making any public statement, filing or other disclosure which any of them reasonably believes to be required or desirable under applicable securities laws or in connection with any securities offering or registration by Seller and/or any parent of Seller of any tier, or as may be requested or required by the New York Stock Exchange, SEC or other securities market. The parties hereto shall deliver to the other a copy of the press release at least one (1) business day prior to the issuance thereof. The provisions of this Section shall survive the closing of the transaction contemplated by this Agreement or termination of this Agreement (whichever shall occur) without restriction or limitation.

11.8   Captions.   The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

11.9   Attorneys’ Fees.   In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

11.10   No Partnership.   Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.11   Time of Essence.   Time is of the essence in this Agreement.

11.12   Counterparts.   This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

11.13   Recordation.   Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.14   Survival and Limitation of Representations and Warranties; Seller’s Knowledge.   The representations and warranties set forth in this Agreement are made as of the date of this Agreement and are remade as of the Closing Date and Section 5.1 shall survive the Closing but written notification of any claim arising therefrom must be received by Seller within one (1) year of the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto.

11.15   Calculation of Time Periods.   Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Atlanta, Georgia time.

11.16   Indemnification for Lease Claims.   Seller will indemnify, defend and hold harmless Purchaser from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys’ fees) arising from claims by Tenants under the Leases as a result of any obligations and duties of the landlord thereunder arising prior to the Closing Date. Purchaser will indemnify, defend and hold harmless Seller from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys’ fees) arising from claims by Tenants under the Leases as a result of any obligations and duties of landlord thereunder arising on or after the Closing Date. The indemnification obligations contained herein shall survive Closing.

11.17   Further Assurances.   The parties each agree to do, execute, acknowledge and deliver all such reasonable further acts, instruments and assurances and to take all such reasonable further action before or after the Closing, as shall be necessary or desirable to perform this Agreement and consummate and effect the transactions contemplated hereby. Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one year (i.e., the last complete fiscal year) with regard to the Property. Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records (including, without limitation, the general ledger and operating statements) with respect to the operation of the Property for the applicable period, and permit them to copy the same, and (ii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request.

11.18   Section 1031 Exchange.   Seller may effect the sale of the Property as part of a like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (ii) Seller shall effect the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; and (iii) Purchaser shall not be required to take an assignment of the purchase agreement for the replacement property or be required to acquire or hold title to any real property for purposes of consummating the Exchange. Purchaser shall not by this Agreement or acquiescence to the Exchange (1) have rights under this Agreement affected or diminished in any manner, or (2) be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with §1031 of the Code.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:	FERRARI PARTNERS, L.P.
a Georgia limited partnership

By: FERRARI MANAGEMENT COMPANY, LLC,
a Georgia limited liability company

By: /s/ Chad M. Ferrari
Date: October 3rd, 2007	Name: Chad M. Ferrari
Title: Secretary

PURCHASER:	Wells Mid-Horizon Value-Added Fund I, LLC,
a Georgia limited liability company

By: Wells Investment Management Company, LLC,
a Georgia limited liability company, its manger

Date: October 3, 2007	By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

An original, fully executed copy of this Agreement, together with the Deposit, has been received by the Title Company this          day of September, 2007, and by execution, hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

FIDELITY NATIONAL TITLE INSURANCE
COMPANY

By:
Name:
Title:

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “First Amendment”) is dated effective as of the 1st day of November, 2007, and is to be and become part of that certain Purchase and Sale Agreement between Ferrari Partners, L.P., a Georgia limited partnership, as Seller therein, and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, as Purchaser therein, dated as of October 3, 2007, (the “Agreement”) for the purchase and sale of certain property (the “Property”) containing all that tract or parcel of real property located in Nashville, Tennessee and as more particularly described in the Agreement.

WITNESSETH

WHEREAS, the parties have agreed to extend the Approval Date to November 9, 2007;

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, One and No/100ths Dollar ($1.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.        All terms used herein with an initial capital letter and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

2.        The first sentence of Section 3.5 of the Agreement is deleted in its entirety and replaced with the following:

“If, as a result of its various investigations, Purchaser determines in its sole and absolute discretion, that the Property is not a suitable investment for its purposes for any reason or no reason, Purchaser shall have the right by giving Seller written notice (the “Termination Notice”) on or before November 9, 2007 (the “Approval Date”) to terminate this Agreement.

3.        This First Amendment may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered binding and original signatures.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed by the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Purchase and Sale Agreement to be executed as of the date set forth above.

SELLER:	PURCHASER:

FERRARI PARTNERS, L.P., a Georgia	WELLS MID-HORIZON VALUE-ADDED
limited partnership	FUND I, LLC, a Georgia limited liability
By: Ferrari Management Company, LLC	company By: Wells Investment Management Company, LLC, a Georgia limited
By: /s/ Chad Ferrari	liability company, its manager
Name: Chad Ferrari Title: Secretary	By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

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SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Second Amendment”) is dated effective as of the 9th day of November, 2007, and is to be and become part of that certain Purchase and Sale Agreement between Ferrari Partners, L.P., a Georgia limited partnership, as Seller therein, and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, as Purchaser therein, elated as of October 3, 2007, as amended by that certain First Amendment to Purchase and Sale Agreement dated November 1, 2007 (the “Agreement”) for the purchase and sale of certain property (the “Property”) containing all that tract or parcel of rear property located in Nashville, Tennessee and as more particularly described in the Agreement.

WITNESSETH

WHEREAS, the parties have agreed to extend the Approval Date to November 14, 2007;

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, One and No/100ths Dollar ($1.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.         All terms used herein with an initial capital letter and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

2.         The first sentence of Section 3.5 of the Agreement is deleted in its entirety and replaced with the following:

“If, as a result of its various investigations, Purchaser determines in its sole and absolute discretion, that the Property is not a suitable investment for its purposes for any reason or no reason, Purchaser shall have the right by giving Seller written notice (the “Termination Notice”) on or before November 14, 2007 (the “Approval Date”) to terminate this Agreement.

3.        This Second Amendment may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered binding and original signatures.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed by the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Purchase and Sale Agreement to be executed as of the date set forth above.

SELLER:	PURCHASER:

FERRARI PARTNERS, L.P., a Georgia	WELLS MID-HORIZON VALUE-ADDED
limited partnership	FUND I, LLC, a Georgia limited liability
By: Ferrari Management Company, LLC	company By: Wells Investment Management Company, LLC, a Georgia limited
By: /s/ Chad Ferrari	liability company, its manager
Name: Chad Ferrari Title: Secretary	By: /s/ Kevin A. Hoover Name: Kevin Hoover Title: President

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THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Third Amendment”) is dated effective as of the 13th day of November, 2007, and is to be and become part of that certain Purchase and Sale Agreement between Ferrari Partners, L.P., a Georgia limited partnership, as Seller therein, and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, as Purchaser therein, dated as of October 3, 2007, as amended by that certain First Amendment to Purchase and Sale Agreement dated November 1, 2007, and further amended by that certain Second Amendment to Purchase and Sale Agreement dated November 9, 2007 (the “Agreement”) for the purchase and sale of certain property (the “Property”) containing all that tract or parcel of real property located in Nashville, Tennessee and as more particularly described in the Agreement.

WITNESSETH

WHEREAS, the parties have agreed to reduce the Purchase Price by $370,000, which reduction is related to repair and maintenance-related issues;

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, One and No/100ths Dollar ($1.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.        All terms used herein with an initial capital letter and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

2.        Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.1      Purchase Price. The purchase price for the Property (the “Purchase Price”) is THIRTEEN MILLION SEVEN HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($13,780,000) U.S.

3.        This Third Amendment may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered binding and original signatures.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed by the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Purchase and Sale Agreement to be executed as of the date set forth above.

SELLER:	PURCHASER:

FERRARI PARTNERS, L.P., a Georgia	WELLS MID-HORIZON VALUE-ADDED
limited partnership	FUND I, LLC, a Georgia limited liability
By: Ferrari Management Company, LLC	company By: Wells Investment Management Company, LLC, a Georgia limited
By: /s/ Chad M. Ferrari	liability company, its manager
Name: Chad M. Ferrari Title: Secretary	By: /s/ Douglas P. Williams Name: Douglas P. Williams Title: Senior Vice President

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FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Fourth Amendment”) is dated effective as of the 27th day of November, 2007, and is to be and become part of that certain Purchase and Sale Agreement between Ferrari Partners, L.P., a Georgia limited partnership, as Seller therein, and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, as Purchaser therein, dated as of October 3, 2007, as amended by that certain First Amendment to Purchase and Sale Agreement dated November 1, 2007, and further amended by that certain Second Amendment to Purchase and Sale Agreement dated November 9, 2007 and further amended by that certain Third Amendment to Purchase and Sale Agreement dated November 13, 2007 (the “Agreement”) for the purchase and sale of certain property (the “Property”) containing all that tract or parcel of real property located in Nashville, Tennessee and as more particularly described in the Agreement.

WITNESSETH

WHEREAS, certain conditions to Closing set forth in the Agreement have not been satisfied as of the date of this Fourth Amendment, including without limitation delivery of the documents required by Sections 3.1.9, 3.1.10, 3.1.11, 3.1.12, and 3.1.13 of the Agreement, together with an amendment to the Lobby Lease as required pursuant to Purchaser’s title objection letter delivered November 13, 2007 (such documents being hereinafter referred to as the “Pre-Closing Deliveries”);

WHEREAS, the parties have agreed to change the Closing Date as more particularly set forth herein in order to allow for delivery of the Pre-Closing Deliveries;

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, One and Noll00ths Dollar ($1.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.        All terms used herein with an initial capital letter and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

2.        The first sentence of Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Payment of the Purchase Price, delivery of the Special Warranty Deed and the other closing deliveries required to be made pursuant to Section 9 hereof and the consummation of the purchase and sale transaction contemplated hereunder (the “Closing”) will take place pursuant to an escrow closing on or before the date which is the earlier of (a) two (2) business days after Purchaser receives the Pre-Closing Deliveries, or (b) December 13, 2007 (the “Closing Date”). In the event that any conditions to Closing have not been satisfied on or prior to December 13, 2007, either party may extend the Closing Date for up to an additional fourteen (14) days in order to allow the Closing conditions to be satisfied by delivering written notice to the other party. Seller shall deliver the Pre-Closing Deliveries to Purchaser no later than 11:00 a.m.

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Eastern time on the day which is two days prior to the date on which Seller proposes the Closing take place. In the event that Purchaser receives the Pre-Closing Deliveries after 11:00 Eastern time, the Closing Date shall occur three (3) business days after Purchaser’s receipt of the Pre-Closing Deliveries. In the event that the conditions to Closing are not satisfied on a Closing Date, and the Closing Date is not extended, this Agreement shall terminate, the Purchaser shall receive a return of the Deposit and neither party shall have any further obligations hereunder other than those which expressly survive the Closing or earlier termination of this Agreement.”

3.        This Fourth Amendment may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered binding and original signatures.

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EXCEPT AS MODIFIED HEREIN, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Purchase and Sale Agreement to be executed as of the date set forth above.

SELLER:	PURCHASER:

FERRARI PARTNERS, L.P., a Georgia	WELLS MID-HORIZON VALUE-ADDED
limited partnership	FUND I, LLC, a Georgia limited liability
By: Ferrari Management Company, LLC	company By: Wells Investment Management Company, LLC, a Georgia limited
By: /s/ Chad Ferrari	liability company, its manager
Name: Chad Ferrari Title: Secretary	By: /s/ Douglas P. Williams Name: Douglas P. Williams Title: Senior Vice President

3

FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Fifth Amendment”) is dated effective as of the 27th day of November, 2007, and is to be and become part of that certain Purchase and Sale Agreement between Ferrari Partners, L.P., a Georgia limited partnership, as Seller therein, and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, as Purchaser therein, dated as of October 3, 2007, as amended by that certain First Amendment to Purchase and Sale Agreement dated November 1, 2007, and further amended by that certain Second Amendment to Purchase and Sale Agreement dated November 9, 2007 and further amended by that certain Third Amendment to Purchase and Sale Agreement dated November 13, 2007 and further amended by that certain Fourth Amendment to Purchase and Sale Agreement dated November 27, 2007 (the “Agreement”) for the purchase and sale of certain property (the “Property”) containing all that tract or parcel of real property located in Nashville, Tennessee and as more particularly described in the Agreement.

WITNESSETH

WHEREAS, the parties desire to clarify the Closing Date;

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, One and No/100ths Dollar ($1.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.        All terms used herein with an initial capital letter and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

2.        The first sentence of Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Payment of the Purchase Price, delivery of the Special Warranty Deed and the other closing deliveries required to be made pursuant to Section 9 hereof and the consummation of the purchase and sale transaction contemplated hereunder (the “Closing”) will take place pursuant to an escrow closing on Friday, December 14, 2007.”

3.        This Fifth Amendment may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered binding and original signatures.

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EXCEPT AS MODIFIED HEREIN, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Purchase and Sale Agreement to be executed as of the date set forth above.

SELLER:	PURCHASER:

FERRARI PARTNERS, L.P., a Georgia	WELLS MID-HORIZON VALUE-ADDED
limited partnership	FUND I, LLC, a Georgia limited liability
By: Ferrari Management Company, LLC	company By: Wells Investment Management Company, LLC, a Georgia limited
By: /s/ Chad Ferrari	liability company, its manager
Name: Chad Ferrari Title: Secretary	By: /s/ Douglas P. Williams Name: Douglas P. Williams Title: Senior Vice President

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